UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 14, 2004

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Campus Drive Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 656-1616

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Director Compensation

On December 14, 2004, the Board of Directors (the “Board”) of The Medicines Company (the “Company”) adopted  new terms of compensation for its non-employee directors as described below.  The new compensation arrangements became effective on January 1,  2005.

Annual Retainer, Meeting Fees and Expenses

Each of the Company’s non-employee directors will receive an annual retainer of $25,000, payable on a quarterly basis.  In addition, each non-employee director will receive meeting fees of $3,000 for each meeting of the Board attended in person and $500 for each meeting of the Board attended by telephone.  Directors will also be reimbursed for expenses in connection with their attendance at meetings of the Board.

Option Grants

Each non-employee director will be granted non-statutory stock options under the Company’s 2004 stock incentive plan to purchase:

•                  20,000 shares of the Company’s common stock on the date of his or her initial election to the Board (the “Initial Options”); and

•                  15,000 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders (the “Annual Options”), except if such non-employee director was initially elected to the Board at such annual meeting.

These options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant and will have a ten year term.  The Initial Options will vest in 36 equal monthly installments beginning on the date one month after the grant date.  The Annual Options will vest in 12 equal monthly installments beginning on the date one month after the date of grant.  All vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director.

Committee Service

Each member of a committee of the Board will also receive meeting fees of $1,500 for each committee meeting attended in person and $500 for each committee meeting attended by telephone.  The chairman of the Audit Committee will receive $8,000 annually, and the chairman of each of the other standing committees of the Board (currently, the Compensation Committee and the Nominating and Corporate Governance Committee) will receive $4,000 annually, to be paid on a quarterly basis.

Lease Amendment

On December 30, 2004, the Company entered into a Third Amendment to Lease with Sylvan Campus Realty L.L.C. relating to the Company’s offices at 8 Campus Drive, Parsippany, New Jersey.  Under the terms of this amendment, the Company agreed to expand the office space subject to the lease by approximately 19,462 square feet, bringing the total amount of office space leased by the Company at this location to approximately 52,128 square feet.  The Company plans to occupy this new space beginning in the second quarter of 2005 and continuing until expiration of the term on January 31, 2013.  The Company has agreed to pay a rental rate per square foot for the additional space that is substantially similar to the rental rate paid by the Company for its existing space.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: January 25, 2005	By:	/s/ Steven H. Koehler
Steven H. Koehler
Senior Vice President and Chief Financial Officer